Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement on Damon Inc.’s Form 1-A/A of our report of Grafiti Holding Inc. dated September 26, 2024, with respect to our audit of the consolidated financial statements of Grafiti Holding Inc. as of June 30, 2024, 2023 and 2022 and for the years then ended, appearing in this Offering Statement. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Marcum llp

New York, NY

August 26, 2025